EXHIBIT 10.1

DRAFT FOR DISCUSSION PURPOSES ONLY

THIS BINDING LETTER OF INTENT (this “LOI”), effective as of the __th day of April, 2013 (the "Effective Date"), is entered into by and between:

SOCIAL GEEK MEDIA INC., a body duly incorporated as per the laws of Canada, having its head office at 15, rue Des Érables, St-Sauveur, Québec, Canada JOR 1R)

(Hereinafter “SMG”),

and

Patrick Aubé, businessman, having a place of business at 15 rue des Érables, St-Sauveur, Québec, Canada J0R 1R0

(Hereinafter “Aubé”),

And

Technologies Scan Corp, a body duly incorporated as per the laws of Nevada, having a place of business at 331 Labelle, St-Jérôme, Québec, J7Z 5L2

(Hereinafter “TENP”).

Whereas SMG has developed a line of food supplement and nutritional products known under the brand name PROTEINA21;

Whereas SMG has also developed a know how on how to market and commercalise its products over the internet as well as in electronic commerce;

Whereas SMG has developed a electronic commerce on line fully automated platform to accept orders, process payment, prepare orders, ship products and provide customer support for its line of products;

Whereas SMG has already succefully started the commercilaisation of its products in Canada;

Whereas SMG is looking for a business partner for the commercialization of Proteina21 and other products in the United States of America;

Whereas TENP wishes to acquire from SMG who accepts, an exclusive licence to market and sell the Proteina21 products for the entire territory of the United States of America;

Whereas TENP also wishe to obtain from SMG, who accepts, a turnkey full support for its operations, to maintain and operate the electronic commerce platform, as well as provide support for commercialization and marketing;

Whereas TENP has agreed not to increase its issued and outstanding number of shares of 114 150 000 until closing;

Whereas TENP has also agreed to provide financing for the commercialization of Proteina21 in the United States territory;

THE PARTIES AGREE AS FOLLOW:

1.	The preamble is an integral part of the present agreement;

2.	Subject to the terms and conditions of the present agreement, TENP shall acquire from SMG and Aubé an exclusive licence to commercialize and market Proteina21 in the United States of America;

3.
TENP shall also acquire from SMG the right to use the SMG platform for the commercialization of the Proteina21 products in the United States of America as well as other applications of the platform that the parties might agree upon from time to time;

4.	The territory of the United States of America shall be divided in 4 regions that will be developed in the following order:

1.	North East
2.	Midwest
3.	South
4.	West

5.
In payment for the acquisition of the licence for the United States territory and the right to commercialize in the first region,(North East), TENP agrees to pay SMG and its group a total of 200 000 000 common shares of TENP to be issued from treasury; Additional rights for the commercialization in the 3 subsequent territories shall be provided for in the licence agreement and shall be based on results from operations of the first territory;

6.	TENP shall have a right of first refusal in the event SMG undertakes to sell the Proteina21 products in Europe;

7.
TENP shall provide for a financing of $100 000 at closing. SMG shall have the right to lift the said condition to facilitate an earlier closing. After the transaction is completed, TENP will act so that one or several private placements be completed in virtue of which a total of an additional $750 000 is to be raised through the subscription of shares, convertible debentures, warrants, or a combination of various financial vehicles. $250 000 is to be raised within 6 months from closing and $500 000 within twelve months from closing. It is understood that prices will be influenced by market conditions as well as the performance of the commercialization of Proteina21 by TENP, and the obligations of TENP after the initial $100 000 are on a best effort basis;

8.	Upon acceptance all parties to the present will cooperate to facilitate the transaction;

9.	Up until the closing of the transaction, the commercial operations of all parties will be pursued in the normal course of business;

10.	Both parties will have to have completed a due diligence by May the 7th . If a party is dissatisfied it shall advise the other party in writing before May the 7th;

11.	The parties shall execute a detailed licence agreement, electronic commerce support agreement, as well as any and all other documents necessary to give full effect to the present;

12.	The parties will take any and all measures to reduce the tax consequences of the transaction`

13.
TENP shall change its name to a name to be agreed by the parties and to reflect the new electronic commerce mission of TENP; The board of directors of TENP shal be comprised of 3 members, Patrick Aubé, Gilbert Pomerleau and the third member to be chosen by Aubé and Pomerleau;

14.	Each party undertakes not to transmit or use for its on purposes any confidential information that can be obtained through the negotiations and discussions pursuant to this transaction;

15.	All parties involved shall respect the laws and regulations of the SEC as well as any other laws and regulations concerning security matters;

16.	The following agreement shall be interpreted as per the laws applicable in the province of Quebec, Canada;

IN WITNESS WHEREOF the parties hereto have set their hand and seal as of the day and year first above written.

SOCIAL MEDIA GEEK INC.

Per:

PATRICK AUBÉ

TECHNOLOGIES SCAN CORP

Per: